Exhibit 8.1

July 28, 2025

NB Bancorp, Inc.

1063 Great Plain Avenue

Needham, Massachusetts 02492

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) of NB Bancorp, Inc. (“Buyer”), including the Proxy Statement/Prospectus forming a part thereof, relating to the proposed merger of Provident Bancorp, Inc. (“Company”) with and into Buyer (the “Merger”).

In connection with this opinion, we have reviewed: (i) the Agreement and Plan of Merger; (ii) the Registration Statement; and (iii) the certificates of officers of Buyer and Company, respectively, as to certain factual matters (the “Certificates”) and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger.

We have relied, with the consent of Buyer and Company, upon the accuracy and completeness of the Certificates (the accuracy of which we have neither investigated nor verified). We also have relied upon the accuracy of the Registration Statement.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions, and assumptions set forth herein and in the Registration Statement under “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that under Current Law the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. We hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Merger.

July 28, 2025 Page 2

This opinion is based on Current Law and represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. It is possible that Congress could enact new law, or that the Department of the Treasury or the IRS could issue new regulations or guidance, after the date hereof that would be inconsistent with the opinion expressed herein. It is also possible that courts of competent jurisdiction could issue decisions after the date hereof that would be inconsistent with the opinion expressed herein. Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above, and no opinion should be inferred as to the tax consequences of the Merger under any state, local, or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ NUTTER, McCLENNEN & FISH, LLP

NUTTER, McCLENNEN & FISH, LLP